Exhibit 99.1

LIQUIDITY SERVICES, INC. ANNOUNCES THIRD QUARTER FISCAL YEAR 2013 FINANCIAL RESULTS

— Third quarter revenue of $124.2 million up 2% — Gross Merchandise Volume (GMV) of $230.3 million up 2% - Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) of $26.4 million down 21% — Adjusted EPS of $0.44 down 21%

WASHINGTON — August 6, 2013 - Liquidity Services, Inc. (NASDAQ: LQDT; www.liquidityservicesinc.com) today reported its financial results for its third quarter of fiscal year 2013 (Q3-13) ended June 30, 2013.  Liquidity Services, Inc. provides business and government clients and buying customers transparent, innovative and effective online marketplaces and integrated services for surplus assets.

Liquidity Services, Inc. (Liquidity Services or the Company) reported consolidated Q3-13 revenue of $124.2 million, an increase of approximately 2% from the prior year’s comparable period.  Adjusted EBITDA, which excludes stock based compensation and acquisition costs including changes in acquisition earn out payment estimates, for Q3-13 was $26.4 million, a decrease of approximately 21% from the prior year’s comparable period.  Q3-13 GMV, the total sales volume of all merchandise sold through the Company’s marketplaces, was $230.3 million, an increase of approximately 2% from the prior year’s comparable period.

Net income in Q3-13 was $11.3 million or $0.35 diluted earnings per share.  Adjusted net income, which excludes stock based compensation, acquisition costs including changes in acquisition earn out payment estimates and amortization of contract-related intangible assets associated with the Jacobs Trading acquisition — net of tax, in Q3-13 was $14.3 million or $0.44 adjusted diluted earnings per share based on 32.5 million fully diluted shares outstanding, a decrease of approximately 24% and 21%, respectively, from the prior year’s comparable period.

“Q3-FY13 results were in line with our pre-announced guidance range. We continue to make important investments in our sales and marketing organization to expand awareness of Liquidity Services as the trusted provider of choice in our industry which will drive our future growth. We have made good progress with the integration of our GoIndustry acquisition, which is now operating at near breakeven. Overall margins in our business remain strong as adjusted EBITDA margins increased to 11.5% in the third quarter from 11.3% in the second quarter primarily as a result of sharper focus and streamlined operations,” said Bill Angrick, Chairman and CEO of Liquidity Services. “Our year-over-year results were impacted by delays in new programs, weaker volumes and pricing in the consumer electronics category and the continued repositioning of our GoIndustry marketplace to focus on the key global Fortune 1000 relationships that we expect will drive sustained profitable growth in this business.”

“We remain focused on executing our long term growth strategy to achieve $2 billion in GMV by fiscal year 2016.  Fundamentally, we are confident in our competitive position and our ability to achieve attractive organic growth over the next several years driven by our strong client service and continued investments in innovation. However, in the short term, results have been less predictable and pressured due to significant integration efforts and the timing of new large commercial programs coming on line,” continued Angrick.

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Business Outlook

While general economic conditions have improved, our overall outlook remains cautious due to the volatility in the macro environment.  The retail vertical of our business has seen significant changes in consumer spending habits in certain categories, such as electronics, which has been affected by increases in payroll taxes, continued high unemployment, and reduced innovation in the sector resulting in decreased spending.  Additionally, we plan to further invest in our technology infrastructure and innovation for our proprietary e-commerce marketplaces to support further expansion and integration of our existing and recently acquired businesses.  In the longer term, we expect our business to continue to benefit from the following trends: (i) as consumers trade down and seek greater value, we anticipate stronger buyer demand for the surplus merchandise sold in our marketplaces, (ii) as corporations and public sector agencies focus on reducing costs, improving transparency and working capital flows by outsourcing reverse supply chain activities, we expect our seller base to increase, and (iii) as corporations and public sector agencies increasingly prefer service providers with a proven track record, innovative technology solutions and demonstrated financial strength, we expect our seller base to increase.

The following forward looking statements reflect trends and assumptions for the next quarter:

(i)                                     stable commodity prices in our scrap business;

(ii)                                  stable average sales prices realized in our capital assets marketplaces;

(iii)                               improved margins in our GoIndustry marketplace as we continue to integrate the acquisition and complete our restructuring plans;

(iv)                              continued lower than prior year product flows from existing client programs in our retail goods marketplaces, particularly in our consumer electronics vertical;

(v)                                 an effective income tax rate of 40%; and

(vi)                              improved operations and service levels in our retail goods marketplaces.

Our Scrap Contract with the Department of Defense (DoD) includes an incentive feature, which can increase the amount of profit sharing distribution we receive from 23% up to 25%.  Payments under this incentive feature are based on the amount of scrap we sell for the DoD to small businesses during the preceding 12 months as of June 30th of each year.  We are eligible to receive this incentive in each year of the term of the Scrap Contract.  We earned approximately $1,265,000 under this incentive feature for the 12 months ended June 30, 2013, and we recorded this amount in the quarter ended June 30, 2013.

GMV — We expect GMV for fiscal year 2013 to range from $925 million to $950 million.  We expect GMV for Q4-13 to range from $200 million to $225 million.

Adjusted EBITDA — We expect Adjusted EBITDA for fiscal year 2013 to range from $104 million to $106 million.  We expect Adjusted EBITDA for Q4-13 to range from $24.0 million to $26.0 million.

Adjusted Diluted EPS — We estimate Adjusted Earnings Per Diluted Share for fiscal year 2013 to range from $1.72 to $1.76.  In Q4-13, we estimate Adjusted Earnings Per Diluted Share to be $0.39 to $0.43.  This guidance assumes that we have an average fully diluted number of shares outstanding for the year of 32.7 million, and that we will not repurchase shares with the approximately $18.1 million yet to be expended under the share repurchase program.

Our guidance adjusts EBITDA and Diluted EPS for (i) acquisition costs including transaction costs and changes in earn out estimates; (ii) amortization of contract related intangible assets of $33.3 million from our acquisition of Jacobs Trading; and (iii) for stock based compensation costs, which we estimate to be approximately $3.0 million to $3.5 million for Q4-13.

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Key Q3-13 Operating Metrics

Registered Buyers — At the end of Q3-13, registered buyers totaled approximately 2,360,000, representing a 34% increase over the approximately 1,764,000 registered buyers at the end of Q3-12.

Auction Participants — Auction participants, defined as registered buyers who have bid in an auction during the period (a registered buyer who bids in more than one auction is counted as an auction participant in each auction in which he or she bids), increased to approximately 623,000 in Q3-13, an approximately 16% increase over the approximately 537,000 auction participants in Q3-12.

Completed Transactions — Completed transactions increased to approximately 130,000, an approximately 3% increase for Q3-13 from the approximately 126,000 completed transactions in Q3-12.

GMV and Revenue Mix — GMV continues to diversify due to the continued growth in our commercial business and state and local government business (the GovDeals.com marketplace).  As a result, the percentage of GMV derived from our DoD Contracts during Q3-13 decreased to 21.9% compared to 23.7% in the prior year period.  The table below summarizes GMV and revenue by pricing model.

GMV Mix

	Q3-13	Q3-12
Profit-Sharing Model:
Scrap Contract	7.9%	8.8%
Total Profit Sharing	7.9%	8.8%
Consignment Model:
GovDeals	19.8%	16.8%
Commercial	37.8%	36.8%
Total Consignment	57.6%	53.6%
Purchase Model:
Commercial	20.5%	22.7%
Surplus Contract	14.0%	14.9%
Total Purchase	34.5%	37.6%

Total	100.0%	100.0%

Revenue Mix

	Q3-13	Q3-12
Profit-Sharing Model:
Scrap Contract	14.7%	16.3%
Total Profit Sharing	14.7%	16.3%
Consignment Model:
GovDeals	3.8%	2.9%
Commercial	10.6%	10.1%
Total Consignment	14.4%	13.0%
Purchase Model:
Commercial	39.7%	42.9%
Surplus Contract	25.9%	27.8%
Total Purchase	65.6%	70.7%

Other	5.3%	—
Total	100.0%	100.0%

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Liquidity Services, Inc.

Reconciliation of GAAP to Non-GAAP Measures

EBITDA and Adjusted EBITDA.  EBITDA is a supplemental non-GAAP financial measure and is equal to net income plus interest and other expense (income), net; provision for income taxes; amortization of contract intangibles; and depreciation and amortization. Our definition of Adjusted EBITDA differs from EBITDA because we further adjust EBITDA for stock based compensation expense, and acquisition costs including changes in earn out estimates.

	Three Months Ended June 30,		Nine Months Ended June 30,
	2013	2012	2013	2012
	(in thousands) (unaudited)
Net income	$11,288	$14,863	$30,695	$42,751
Interest and other expense (income), net	56	517	(772)	1,625
Provision for income taxes	7,525	9,909	20,822	29,025
Amortization of contract intangibles	2,407	2,020	7,023	6,059
Depreciation and amortization	1,984	1,477	5,952	4,508

EBITDA	23,260	28,786	63,720	83,968
Stock compensation expense	2,927	3,537	10,229	8,655
Acquisition costs	239	1,109	5,826	(5,562)

Adjusted EBITDA	$26,426	$33,432	$79,775	$87,061

Adjusted Net Income and Adjusted Basic and Diluted Earnings Per Share.  Adjusted net income is a supplemental non-GAAP financial measure and is equal to net income plus tax effected stock compensation expense, amortization of contract-related intangible assets associated with the Jacobs Trading acquisition and acquisition costs including changes in earn out estimates.  Adjusted basic and diluted earnings per share are determined using Adjusted Net Income.

	Three Months Ended June 30,		Nine Months Ended June 30,
	2013	2012	2013	2012
	(Unaudited) (Dollars in thousands, except per share data)
Net income	$11,288	$14,863	$30,695	$42,751
Stock compensation expense (net of tax)	1,756	2,122	6,137	5,193
Amortization of contract intangibles (net of tax)	1,090	1,090	3,269	3,269
Acquisition costs (net of tax)	143	665	3,496	(3,337)

Adjusted net income	$14,277	$18,740	$43,597	$47,876

Adjusted basic earnings per common share	$0.45	$0.60	$1.38	$1.55

Adjusted diluted earnings per common share	$0.44	$0.56	$1.34	$1.46

Basic weighted average shares outstanding	31,651,061	31,140,261	31,565,109	30,791,297

Diluted weighted average shares outstanding	32,540,187	33,183,165	32,642,046	32,781,370

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Conference Call

The Company will host a conference call to discuss fiscal third quarter 2013 results at 8:00 a.m. Eastern Time tomorrow.  Investors and other interested parties may access the teleconference by dialing 866-202-0886 or 617-213-8841 and providing the participant pass code 42835180. A live web cast of the conference call will be provided on the Company’s investor relations website at http://www.liquidityservicesinc.com.  A replay of the web cast will be available on the Company’s website for 30 calendar days ending September 7, 2013 at 11:59 p.m. ET.  An audio replay of the teleconference will also be available until September 6, 2013 at 11:59 p.m. ET.  To listen to the replay, dial 888-286-8010 or 617-801-6888 and provide pass code 74058780.  Both replays will be available starting at 12:30 p.m. tomorrow.

Non-GAAP Measures

To supplement our consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures of certain components of financial performance.  These non-GAAP measures include earnings before interest, taxes, depreciation and amortization (EBITDA), Adjusted EBITDA, Adjusted Net Income and Adjusted Earnings Per Share.  These non-GAAP measures are provided to enhance investors’ overall understanding of our current financial performance and prospects for the future.  We use EBITDA and Adjusted EBITDA: (a) as measurements of operating performance because they assist us in comparing our operating performance on a consistent basis as they do not reflect the impact of items not directly resulting from our core operations; (b) for planning purposes, including the preparation of our internal annual operating budget; (c) to allocate resources to enhance the financial performance of our business; (d) to evaluate the effectiveness of our operational strategies; and (e) to evaluate our capacity to fund capital expenditures and expand our business.

We believe these non-GAAP measures provide useful information to both management and investors by excluding certain expenses that may not be indicative of our core operating measures.  In addition, because we have historically reported certain non-GAAP measures to investors, we believe the inclusion of non-GAAP measures provides consistency in our financial reporting.  These measures should be considered in addition to financial information prepared in accordance with generally accepted accounting principles, but should not be considered a substitute for, or superior to, GAAP results.  A reconciliation of all historical non-GAAP measures included in this press release, to the most directly comparable GAAP measures, may be found in the financial tables included in this press release.

Supplemental Operating Data

To supplement our consolidated financial statements presented in accordance with GAAP, we use certain supplemental operating data as a measure of certain components of operating performance. We review GMV because it provides a measure of the volume of goods being sold in our marketplaces and thus the activity of those marketplaces. GMV and our other supplemental operating data, including registered buyers, auction participants and completed transactions, also provide a means to evaluate the effectiveness of investments that we have made and continue to make in the areas of customer support, value-added services, product development, sales and marketing and operations. Therefore, we believe this supplemental operating data provides useful information to both management and investors.  In addition, because we have historically reported certain supplemental operating data to investors, we believe the inclusion of this supplemental operating data provides consistency in our financial reporting.  This data should be considered in addition to financial information prepared in accordance with generally accepted accounting principles, but should not be considered a substitute for, or superior to, GAAP results.

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Forward-Looking Statements

This document contains forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These statements include, but are not limited to, statements regarding the Company’s business outlook and expected future effective tax rates.  You can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “would,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continues” or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this document.  Important factors that could cause our actual results to differ materially from those expressed as forward-looking statements are set forth in our filings with the SEC from time to time, and include, among others, our dependence on our contracts with the DoD and Wal-Mart for a significant portion of our revenue and profitability; our ability to successfully expand the supply of merchandise available for sale on our online marketplaces; our ability to attract and retain active professional buyers to purchase this merchandise; the timing and success of upgrades to our technology infrastructure; our ability to successfully complete the integration of any acquired companies, including NESA, Go-Industry, and Jacobs Trading, into our existing operations and our ability to realize any anticipated benefits of these or other acquisitions; and our ability to recognize any expected tax benefits as a result of closing our U.K. retail consumer goods operations.  There may be other factors of which we are currently unaware or deem immaterial that may cause our actual results to differ materially from the forward-looking statements.

All forward-looking statements attributable to us or persons acting on our behalf apply only as of the date of this document and are expressly qualified in their entirety by the cautionary statements included in this document. Except as may be required by law, we undertake no obligation to publicly update or revise any forward-looking statement to reflect events or circumstances occurring after the date of this document or to reflect the occurrence of unanticipated events.

About Liquidity Services, Inc.

Liquidity Services, Inc. (NASDAQ: LQDT) provides leading corporations, public sector agencies and buying customers the world’s most transparent, innovative and effective online marketplaces and integrated services for surplus assets. On behalf of its clients, Liquidity Services has completed the sale of over $3.8 billion of surplus, returned and end-of-life assets, in over 500 product categories, including consumer goods, capital assets and industrial equipment. The Company is based in Washington, D.C. and has over 1,300 employees. Additional information can be found at: http://www.liquidityservicesinc.com.

Contact:

Julie Davis

Director of Investor Relations

202-558-6234

julie.davis@liquidityservicesinc.com

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Liquidity Services, Inc. and Subsidiaries
Consolidated Balance Sheets
(Dollars in Thousands)

	June 30,	September 30,
	2013	2012
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$63,327	$104,782
Accounts receivable, net of allowance for doubtful accounts of $1,005 and $1,248 at June 30, 2013 and September 30, 2012, respectively	22,821	16,226
Inventory	27,710	20,669
Prepaid and deferred taxes	17,752	16,927
Prepaid expenses and other current assets	5,737	3,973
Total current assets	137,347	162,577
Property and equipment, net	10,289	10,382
Intangible assets, net	31,097	34,204
Goodwill	209,357	185,771
Other assets	7,667	7,474
Total assets	$395,757	$400,408
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$12,281	$9,997
Accrued expenses and other current liabilities	30,165	36,569
Profit-sharing distributions payable	2,813	4,041
Current portion of acquisition earn out payables	—	14,511
Customer payables	28,039	34,265
Current portion of note payable	—	10,000
Total current liabilities	73,298	109,383
Acquisition earn out payables	18,299	—
Note payable, net of current portion	—	32,000
Deferred taxes and other long-term liabilities	9,221	9,022
Total liabilities	100,818	150,405
Stockholders’ equity:
Common stock, $0.001 par value; 120,000,000 shares authorized; 31,693,239 shares issued and outstanding at June 30, 2013; 31,138,111 shares issued and outstanding at September 30, 2012	31	31
Additional paid-in capital	200,059	182,361
Accumulated other comprehensive income	(2,211)	1,246
Retained earnings	97,060	66,365
Total stockholders’ equity	294,939	250,003
Total liabilities and stockholders’ equity	$395,757	$400,408

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Liquidity Services, Inc. and Subsidiaries

Consolidated Statements of Operations

(Dollars in Thousands, Except Share and Per Share Data)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2013	2012	2013	2012

Revenue	$99,673	$105,601	$307,202	$313,405
Fee revenue	24,526	15,672	69,526	39,624
Total revenue	124,199	121,273	376,728	353,029

Costs and expenses:
Cost of goods sold (excluding amortization)	49,977	49,187	147,045	147,497
Profit-sharing distributions	8,649	10,245	27,002	34,117
Technology and operations	21,851	15,943	66,800	47,528
Sales and marketing	10,127	7,364	30,428	20,809
General and administrative	10,096	8,639	35,907	24,672
Amortization of contract intangibles	2,407	2,020	7,023	6,059
Depreciation and amortization	1,984	1,477	5,952	4,508
Acquisition costs	239	1,109	5,826	(5,562)

Total costs and expenses	105,330	95,984	325,983	279,628

Income from operations	18,869	25,289	50,745	73,401
Interest and other (expense) income, net	(56)	(517)	772	(1,625)

Income before provision for income taxes	18,813	24,772	51,517	71,776
Provision for income taxes	(7,525)	(9,909)	(20,822)	(29,025)

Net income	$11,288	$14,863	$30,695	$42,751
Basic earnings per common share	$0.36	$0.48	$0.97	$1.39
Diluted earnings per common share	$0.35	$0.45	$0.94	$1.30

Basic weighted average shares outstanding	31,651,061	31,140,261	31,565,109	30,791,297
Diluted weighted average shares outstanding	32,540,187	33,183,165	32,642,046	32,781,370

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Liquidity Services, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(In Thousands)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2013	2012	2013	2012
Operating activities
Net income	$11,288	$14,863	$30,695	$42,751
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,391	3,497	12,975	10,567
Gain on early extinguishment of debt	—	—	(1,000)	—
Stock compensation expense	2,927	3,537	10,229	8,655
Inventory allowance	(376)	(736)	(1,109)	(776)
Doubtful accounts	(136)	(88)	(243)	(217)
Incremental tax benefit from exercise of common stock options	(698)	(5,850)	(6,074)	(15,188)
Changes in operating assets and liabilities:
Accounts receivable	(4,461)	(495)	(6,352)	(1,066)
Inventory	(2,153)	(2,040)	(5,932)	(4,515)
Prepaid expenses and other assets	5,259	237	3,292	13,513
Accounts payable	1,518	(10,020)	2,284	(5,929)
Accrued expenses and other	(2,589)	3,367	(8,608)	5,912
Profit-sharing distributions payable	(1,501)	(3,179)	(1,228)	(4,329)
Customer payables	(6,812)	(2,393)	(6,226)	(167)
Acquisition earn out payables	91	41	(6,077)	(10,068)
Other liabilities	(339)	(39)	199	128
Net cash provided by operating activities	6,409	702	16,825	39,271

Investing activities
Increase in goodwill and intangibles and cash paid for acquisitions	(21)	(23)	(14,719)	(80,063)
Purchases of property and equipment	(1,388)	(769)	(3,909)	(2,828)
Net cash used in investing activities	(1,409)	(792)	(18,628)	(82,891)

Financing activities
Repurchases of common stock	—	(29,999)	—	(29,999)
Repayment of notes payable	—	—	(39,000)	—
Payment of acquisition contingent liabilities	—	—	(8,185)	—
Proceeds from exercise of common stock options (net of tax)	890	4,071	1,394	14,022
Incremental tax benefit from exercise of common stock options	698	5,850	6,074	15,188

Net cash provided by (used in) financing activities	1,588	(20,078)	(39,717)	(789)
Effect of exchange rate differences on cash and cash equivalents	(459)	(5)	65	(21)

Net increase (decrease) in cash and cash equivalents	6,129	(20,173)	(41,455)	(44,430)
Cash and cash equivalents at beginning of the period	57,198	104,832	104,782	129,089

Cash and cash equivalents at end of period	$63,327	$84,659	$63,327	$84,659
Supplemental disclosure of cash flow information
Cash paid for income taxes	$1,728	$9,316	$12,221	$11,761
Cash paid for interest	6	12	2,029	52
Note payable issued in connection with acquisition	—	—	—	40,000
Contingent purchase price accrued	—	—	23,146	1,196